Exhibit 17.2

TO: GALA PHARMACEUTICAL, INC.

AND TO: THE BOARD OF DIRECTORS THEREOF

I, Reinier Hoogenraad hereby tender my resignation as a Director of GALA PHARMACEUTICAL INC.

Effective upon acceptance.

DATED at this 16th Day of October, 2019.

/s/ Reinier Hoogenraad

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